Exhibit 99.1

[CELLSTAR LOGO]

FOR IMMEDIATE RELEASE

2005-25

CELLSTAR PROVIDES UPDATE ON STANFORD FINANCIAL GROUP PROPOSAL

CARROLLTON, TEXAS, July 14, 2005 -- CellStar (CLST.PK), a value-added wireless logistics services leader, today announced that it has received notification from Stanford Financial Group Company and its affiliates ("Stanford") that it does not plan to proceed with the previously announced proposal to purchase up to $25.0 million of the Company's convertible debentures (the "Debentures").

On June 17, 2005, the Company announced a proposal to sell up to $50.0 million of Debentures and the signing of a non-binding letter of intent to sell up to $25.0 million of Debentures to Stanford.

The Debentures will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About CellStar Corporation

CellStar Corporation is a leading global provider of value-added logistics services to the wireless communications industry, with operations primarily in the North American, Latin American and Asia-Pacific regions. CellStar facilitates the effective and efficient distribution of handsets, related accessories and other wireless products from leading manufacturers to network operators, agents, resellers, dealers and retailers. CellStar also provides activation services in some of its markets that generate new subscribers for wireless carriers. Additional information about CellStar may be found on its Web site at www.cellstar.com.

This news release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. A variety of risk factors, including the Company's ability to implement its business strategies, to maintain its channels of distribution, continue to secure an adequate supply of competitive products on a timely basis and on commercially reasonable terms, improve its operating margins, secure adequate financial resources, maintain an adequate system of internal control, comply with debt covenants, and continually turn its inventories and accounts receivable, as well as changes in foreign laws, regulations and tariffs, new technologies, system implementation difficulties, competition, handset shortages or overages, terrorist acts, a decline in consumer confidence and continued economic weakness in the U.S. and other countries in which the Company does business and other risk factors, are discussed in the Company's Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. Any one, or a combination of these risk factors could cause CellStar's actual results to vary materially from anticipated results or other expectations expressed in the Company's forward-looking statements.

Contact: Sherrian Gunn

972-466-5031

ir@cellstar.com

# # #